                                                                    EXHIBIT 99.2


F O R   I M M E D I A T E   R E L E A S E

                                                   April 26, 2000
                                                   For more information contact:
                                                   Erin Ibele - (419) 247-2800
                                                   Ed Lange - (419) 247-2800

                      HEALTH CARE REIT, INC. REPORTS FIRST
                            QUARTER OPERATING RESULTS

                   First Quarter FFO Reported $0.70 Per Share

Toledo, Ohio, April 26, 2000........Health Care REIT, Inc. (NYSE/HCN) today announced operating results for the first quarter of 2000. Funds from operations
(FFO), the generally accepted measure of operating performance for the real estate investment trust industry, totaled $19.9 million, or $0.70 per diluted share, a 4.5 percent per share increase from $19.0 million, or $0.67 per diluted share, for the same period in 1999.

Dividend payments to common shareholders for the three months ended March 31, 2000, totaled $16.6 million, or $0.58 per share, as compared with dividend payments of $15.8 million, or $0.56 per share, for the same period in 1999. Correspondingly, the FFO payout ratio for the first quarter was 83 percent as compared with 84 percent for the first three months of 1999.

"The first quarter operating results met management's expectations," commented George L. Chapman, chairman and chief executive officer. "The modest year-to-year asset and FFO growth reflects the restrictive capital environment that has constrained the health care REIT sector for the past 12 to 18 months. We continue to limit new investment activity to unfunded construction commitments and remain focused on the execution of the company's $200 million asset divestiture program, which is proceeding as planned. The limited asset sales will strengthen our portfolio and generate liquidity, enhancing the company's balance sheet. This strategy positions us to take advantage of investment opportunities as the long-term care industry recovers."

Revenues for the quarter increased 21 percent to $35 million from $28.8 million a year ago. Revenue growth was generated primarily by new investment activity in 1999 of $275 million. Investment activity contributed to a 9 percent increase in total assets, which at March 31, 2000, totaled $1.3 billion as compared with total assets of $1.2 billion at March 31, 1999.

Interest expense for the three months ended March 31, 2000, was $9.1 million as compared with $4.3 million for the same period in 1999. The increase in the 2000 period was primarily due to the issuance of $114 million of long-term debt during 1999 and higher average borrowings under the company's lines of credit arrangements. The increase in the 2000 period was offset by the amount of capitalized interest recorded during the first three months of 2000.

The company capitalizes certain interest costs associated with funds used to finance the construction of properties owned directly by the company. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest which approximates the company's cost of financing. The company's interest expense is reduced by the amount capitalized. Capitalized interest for the first quarter of 2000, totaled $1.2 million as compared with $3.2 million for the same period in 1999.

Net income available to common shareholders for the first quarter totaled $14.8 million, or $0.52 per diluted share, as compared with net income available to common shareholders of $16.2 million, or $0.57 per diluted share, for the same period in 1999. The decline in net income was related primarily to an increase in the company's provision for depreciation and the level of non-recurring revenue recognized in the first quarter of 1999. For the three months ended March 31, 2000, the provision for depreciation totaled $5.3 million as compared with $3.6 million for the same period in 1999. The increased provision for depreciation was the result of additional investments in properties owned directly by the company. Included in net income for the first quarter of 1999 were non-recurring gains and prepayment fees of $811,000, as compared with $123,000 for the first three months of 2000.

During the first quarter of 2000, investment activity totaled $18 million. During the same period, the company received principal payments on real estate mortgages of $630,000, and proceeds of $26.4 million derived from asset sales. As of March 31, 2000, the company had approximately $26 million in unfunded commitments.

At March 31, 2000, the company had a total outstanding debt balance of $534 million, and shareholders' equity of $706 million, which represents a debt to total capitalization ratio of 0.43 to 1.0.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. At March 31, 2000, the company had investments in 235 health care facilities in 33 states and had total assets of approximately $1.3 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

                           FINANCIAL SCHEDULES FOLLOW

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, general economic conditions, the availability of capital, competition within the financial services and real estate markets, the performance of operators within Health Care REIT's portfolio, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                                      #####

                            HEALTH CARE REIT, INC.

                             FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

                                                                                          MARCH 31
                                                                       -----------------------------------------
                                                                               2000                    1999
                                                                       ------------------      -----------------
ASSETS
Real estate investments:
   Real property owned:
     Land                                                              $          72,373       $          57,763
     Buildings & improvements                                                    720,601                 588,713
     Construction in progress                                                     52,975                  80,285
                                                                       ------------------      -----------------
                                                                                 845,949                 726,761
     Less accumulated depreciation                                               (40,494)                (23,179)
                                                                       ------------------      ------------------
     Total real property owned                                                   805,455                 703,582

Loans receivable                                                                 404,189                 413,507
                                                                       ------------------      -----------------
                                                                               1,209,644               1,117,089
Less allowance for losses on loans receivable                                     (5,837)                 (5,137)
                                                                       ------------------      ------------------
     Net real estate investments                                               1,203,807               1,111,952

Other assets:
     Direct investments                                                           31,164                  25,888
     Marketable securities                                                           545                   2,233
     Deferred loan expenses                                                        3,461                   3,440
     Cash and cash equivalents                                                     1,380                   1,231
     Receivables and other assets                                                 21,509                  15,301
                                                                       ------------------      -----------------
                                                                                  58,059                  48,093
                                                                       ------------------      -----------------
TOTAL ASSETS                                                           $       1,261,866       $       1,160,045
                                                                       ==================      =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:

     Borrowings under line of credit obligations                       $         172,900       $          89,200
     Senior unsecured notes                                                      290,000                 290,000
     Secured debt                                                                 71,318                  51,408
     Accrued expenses and other liabilities                                       21,739                  22,743
                                                                       ------------------      -----------------
Total liabilities                                                      $         555,957       $         453,351

Shareholders' equity:
     Preferred Stock                                                             150,000                 150,000
     Common Stock                                                                 28,577                  28,317
     Capital in excess of par value                                              524,778                 519,982
     Undistributed net income                                                      7,087                  10,834
     Accumulated other
         comprehensive income                                                        248                   2,109
     Unamortized restricted stock                                                 (4,781)                 (4,548)
                                                                       ------------------      ------------------

TOTAL SHAREHOLDERS' EQUITY                                             $         705,909       $         706,694
                                                                       ------------------      -----------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $       1,261,866       $       1,160,045
                                                                       ==================      =================




                            HEALTH CARE REIT, INC.

                             FINANCIAL SUPPLEMENT

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                        THREE MONTHS ENDED
                                                                             MARCH 31
                                                         ----------------------------------------------
                                                                   2000                     1999
                                                         ----------------------------------------------
Revenues:
     Operating lease rents                                  $       21,630            $    14,140
     Interest income                                                11,521                 11,895
     Commitment fees and other income                                1,676                  1,946
     Prepayment fees                                                     0                    183
     Gain on sale of properties                                        123                    628
                                                            --------------            -----------
                                                            $       34,950            $    28,792

Expenses:
     Interest expense                                       $        9,101            $     4,269
     Provision for depreciation                                      5,263                  3,555
     General and administrative                                      1,900                  1,674
     Loan expense                                                      317                    166
     Provision for losses                                              250                    150
                                                            --------------            -----------
                                                                    16,831                  9,814
                                                            --------------            -----------

Net Income                                                          18,119                 18,978

Preferred stock dividends                                            3,362                  2,759
                                                            --------------            -----------

Net Income Available to
   Common Shareholders                                      $       14,757            $    16,219
                                                            ==============            ===========

Average number of common shares outstanding:
     Basic                                                          28,315                 28,077
     Diluted                                                        28,546                 28,393

Net income per share:
     Basic                                                  $         0.52            $      0.58
     Diluted                                                          0.52                   0.57

Funds from operations                                       $       19,897            $    18,963

Funds from operations per share:
     Basic                                                  $         0.70            $      0.68
     Diluted                                                          0.70                   0.67

Dividends per share                                         $        0.580            $     0.560




HEALTH CARE REIT, INC.

FINANCIAL SUPPLEMENT - MARCH 31, 2000

PORTFOLIO COMPOSITION ($000'S)                                                                               EXHIBIT 1
------------------------------

BALANCE SHEET DATA                        # Properties         # Beds/Units         Balance (1)         % Balance
                                       -------------------- ------------------- -------------------- -----------------
  Real Property                                 161               12,306            $    805,455              65%
  Loans Receivable                               74                7,282                 404,189              33%
  Direct Investments                           -na-                 -na-                  31,164               2%
                                       -------------------- ------------------- -------------------- -----------------
Total Investments                               235               19,588            $  1,240,808             100%

INVESTMENT DATA                           # Properties         # Beds/Units       Investment (2)         % Investment
                                       -------------------- ------------------- -------------------- -----------------
  Assisted Living Facilities                    179               11,857            $    847,941              69%
  Nursing Homes                                  48                6,729                 281,351              23%
  Specialty Care Facilities                       6                  708                  83,590               7%
  Behavioral Care                                 2                  294                   9,187               1%
                                       -------------------- ------------------- -------------------- -----------------
Real Estate Investments                         235               19,588            $  1,222,069             100%

INVESTMENT BY OWNER TYPE                  # Properties         # Beds/Units       Investment (2)       % Investment
                                       -------------------- ------------------- -------------------- -----------------
  Publicly Traded                                74                4,518            $    272,508              22%
  Key Private                                   113               10,791                 767,451              63%
  Privately Held                                 48                4,279                 182,110              15%
                                       -------------------- ------------------- -------------------- -----------------
Real Estate Investments                         235               19,588            $  1,222,069             100%

NOTES:  (1)  TOTAL INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND DIRECT
             INVESTMENTS WHICH AMOUNTED TO $1,209,644,000 AND $31,164,000, RESPECTIVELY.

        (2) REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND CREDIT ENHANCEMENTS WHICH AMOUNTED TO $1,209,644,000 AND $12,425,000, RESPECTIVELY.

REVENUE COMPOSITION ($000'S)                                                                                 EXHIBIT 2
----------------------------

                                                     Three Months Ended
                                                       March 31, 2000                         Year-to-Date
                                              ----------------------------------      ------------------------------
REVENUE BY INVESTMENT TYPE
  Real Property                                 $      22,903            66%
  Loans Receivable & Other                             11,523            33%                 (Not Applicable)
  Direct Investments                                      524             1%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      34,950           100%

REVENUE BY FACILITY TYPE

  Assisted Living Facilities                    $      23,811            68%
  Nursing Homes                                         8,353            24%
  Specialty Care Facilities                             2,786             8%
  Behavioral Care                                           0             0%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      34,950           100%

REVENUE BY OWNER TYPE

  Publicly Traded                               $       9,220            26%
  Key Private                                          21,116            61%
  Privately Held                                        4,614            13%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      34,950           100%




REVENUE COMPOSITION (CONTINUED) ($000'S)                                                            EXHIBIT 3
----------------------------------------

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES

                         Current Lease          Current Interest           Interest and
       Year               Revenue (1)              Revenue (1)            Lease Revenue           % of Total
------------------- ------------------------ ------------------------ ----------------------- -------------------
       2000             $      1,417             $      1,267              $      2,684                2%
       2001                        0                      997                       997                1%
       2002                    1,241                    1,297                     2,538                2%
       2003                    3,677                    7,377                    11,054                8%
       2004                        0                    7,137                     7,137                5%
    Thereafter                85,401                   25,080                   110,481               82%
                    ------------------------ ------------------------ ----------------------- -------------------
      Total             $     91,736             $     43,155              $    134,891              100%

NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED



COMMITTED INVESTMENT BALANCES                                                                                EXHIBIT 4
------------------------------
($000'S EXCEPT INVESTMENT PER BED/UNIT)

                                                                                 Committed Balance    Investment per
                                          # Properties         # Beds/Units             (1)              Bed/Unit
                                       -------------------- ------------------- -------------------- ------------------
  Assisted Living Facilities                    179               11,857           $     873,388       $      73,660
  Nursing Homes                                  48                6,729                 289,525              43,026
  Specialty Care Facilities                       6                  708                  83,590             118,065
  Behavioral Care                                 2                  294                   9,187              31,250
                                       -------------------- ------------------- -------------------- ------------------
  Total                                         235               19,588           $   1,255,690                 n/a

NOTES:  (1) COMMITTED  BALANCE INCLUDES REAL ESTATE INVESTMENTS, CREDIT
            ENHANCEMENTS AND UNFUNDED COMMITMENTS FOR WHICH INITIAL FUNDING HAD COMMENCED.



OPERATOR CONCENTRATION ($000'S)                                                                              EXHIBIT 5
-------------------------------

CONCENTRATION BY INVESTMENT                          # Properties            Investment             % Investment
                                                ----------------------- ---------------------- -----------------------
  Summerville Healthcare                                   14               $   156,108                   13%
  Atria Senior Quarters                                    11                    92,722                    8%
  Life Care Centers of America, Inc.                       13                    87,881                    7%
  Alterra Healthcare                                       38                    87,701                    7%
  Olympus Healthcare Group, Inc.                           11                    80,421                    7%
  Remaining Operators                                     148                   717,236                   58%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   235               $ 1,222,069                  100%

CONCENTRATION BY REVENUE                             # Properties          Revenue (1)               % Revenue
                                                ----------------------- ---------------------- -----------------------
  Summerville Healthcare                                   14               $     3,944                   11%
  Atria Senior Quarters                                    11                     2,697                    8%
  Alterra Healthcare                                       38                     2,490                    7%
  Olympus Healthcare Group, Inc.                           11                     2,457                    7%
  Life Care Centers of America, Inc.                       13                     2,004                    6%
  Remaining Operators                                     148                    21,358                   61%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   235               $    34,950                  100%

NOTES: (1) THREE MONTHS ENDED MARCH 31, 2000



SELECTED FACILITY DATA                                                                                            EXHIBIT 6
----------------------

                                                                                                 Coverage Data
                                                           % Payor Mix                 ----------------------------------
                                                  ------------------------------------      Before            After
                                    Census                Private          Medicare        Mgt. Fees         Mgt. Fees
                               ------------------ ------------------------------------ ------------------ ---------------
Nursing Homes                         83%                  24%                13%            1.79x            1.30x
Assisted Living Facilities            91%                 100%                 0%            1.33x            1.15x
Specialty Care Facilities             56%                  22%                29%            3.97x            3.38x
Behavioral Care                       46%                  16%                84%            3.12x            1.89x
                                                                                       ------------------ ---------------
                                                                      Weighted Averages      1.87x            1.50x




NOTES: DATA AS OF DECEMBER 31, 1999

SECURITY DEPOSITS & OTHER CREDIT SUPPORT ($000'S)                                                        EXHIBIT 7
-------------------------------------------------

                                          Balance      % Investment
                                       --------------- -----------------

Cross Defaulted                         $ 1,125,791         92%  of gross real estate investments
Cross Collateralized                        387,285          96% of mortgage loans
Bank Letters of Credit & Cash                45,138           4% of investment balance

CURRENT CAPITALIZATION ($000'S)           Balance         % Balance                    LEVERAGE & PERFORMANCE RATIOS
                                       --------------- -----------------          ----------------------------------------

Borrowings Under Bank Lines             $   172,900          14%                  Debt/Total Book Cap               43%
Long-Term Debt Obligations                  361,318          29%                  Debt/Equity                       76%
Shareholders' Equity                        705,909          57%                  Interest Coverage       3.32x 1st Qtr.
                                       --------------- -----------------
   Total Book Capitalization            $ 1,240,127         100%                                          3.51x L12M
                                                                                  FFO Payout Ratio        83% 1st Qtr.
                                                                                                          83% L12M

DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)                                                               EXHIBIT  8
-----------------------------------------------

       Year           Lines of Credit (1)         Senior Notes             Secured Debt             Total
------------------- ------------------------ ------------------------ ----------------------- -------------------
       2000              $         0             $      35,000 (2)         $          99        $     35,099
       2001                  195,000                    10,000                       109             205,109
       2002                        0                    20,000                       121              20,121
       2003                        0                    35,000                       133              35,133
       2004                        0                    40,000                    64,186             104,186
       2005                        0                         0                       549                 549
       2006                        0                         0                        62                  62
    Thereafter                     0                   150,000                     6,059             156,059
                    ------------------------ ------------------------ ----------------------- -------------------
      Total              $   195,000             $     290,000             $      71,318        $    556,318


NOTES: (1) LINES OF CREDIT REFLECT 100% CAPACITY
       (2) PAID AS OF APRIL 17, 2000



      INVESTMENT ACTIVITY ($000'S)

                                                                                                             EXHIBIT 9

                                                 Three Months Ended
                                                   March 31, 2000                               Year-to-Date
                                          ---------------------------------           ---------------------------------
    FUNDING BY INVESTMENT TYPE
      Real Property                        $       183            1%
      Mortgage & Other Loans                         0            0%                          (Not Applicable)
      Construction Advances                     12,083           67%
      Direct Investments                         5,867           32%
                                          ----------------- ---------------           ---------------- ----------------
      Total                                $    18,133          100%

    REAL ESTATE INVESTMENTS
      Assisted Living Facilities           $    17,094           94%
      Nursing Homes                              1,039            6%
      Behavioral Care                                0            0%
      Specialty Care Facilities                      0            0%
                                          ----------------- ---------------           ---------------- ----------------
      Total                                $    18,133          100%





GEOGRAPHIC CONCENTRATION ($000'S)                                                            EXHIBIT 10
---------------------------------

CONCENTRATION BY REGION                              # Properties           Investment              % Investment
                                                ----------------------- ---------------------- -----------------------
  South                                                   139               $   626,643                   51%
  Northeast                                                38                   286,057                   23%
  West                                                     31                   177,593                   15%
  Midwest                                                  27                   131,776                   11%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   235               $ 1,222,069                  100%

CONCENTRATION BY STATE                               # Properties           Investment              % Investment
                                                ----------------------- ---------------------- -----------------------
  Texas                                                    47               $   188,306                   15%
  Florida                                                  29                   143,214                   12%
  Massachusetts                                            14                    98,859                    8%
  North Carolina                                           18                    87,440                    7%
  Pennsylvania                                             14                    82,554                    7%
  Remaining States                                        113                   621,696                   51%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   235               $ 1,222,069                  100%

REVENUE BY STATE                                     # Properties          Revenue (1)               % Revenue
                                                ----------------------- ---------------------- -----------------------
  Texas                                                    47               $     5,479                   16%
  Florida                                                  29                     3,497                   10%
  Massachusetts                                            14                     3,245                    9%
  Pennsylvania                                             14                     2,756                    8%
  North Carolina                                           18                     2,316                    7%
  Remaining States                                        113                    17,657                   50%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   235               $    34,950                  100%

NOTES: (1) THREE MONTHS ENDED MARCH 31, 2000


FUNDS FROM OPERATIONS COMPUTATION ($000'S)                                                         EXHIBIT 11
------------------------------------------

                                                             Three Months Ended
                                                               March 31, 2000                Year-to-Date
                                                       ------------------------------- --------------------------

Net Income Available to Common Shareholders                      $    14,757
Add:      Depreciation Expense                                         5,263               (Not Applicable)
          Loss on Sale of Assets                                           0
          Asset Impairment Charges                                         0
Deduct:   Gain on Sale of Assets                                         123
          Prepayment Fees                                                  0
                                                       ---------------------------- -- --------------------------

Funds From Operations (FFO)                                      $    19,897

Average Common Shares Outstanding:
          Basic                                                       28,315
          Diluted                                                     28,546

FFO Per Common Share:
          Basic                                                  $      0.70
          Diluted                                                $      0.70



